EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VISIONWAVE HOLDINGS, INC.

a Delaware corporation

VisionWave Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the corporation is VisionWave Holdings, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 4, 2024, and the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on May 27, 2025.

SECOND: The Board of Directors of the Corporation (the “Board of Directors”) has duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation, directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof, and authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”).

THIRD: Upon the effectiveness of this Certificate of Amendment pursuant to the DGCL, Article IV of the Certificate of Incorporation is hereby amended by adding the following new Section 4.5 to the end of Article IV:

“Section 4.5 Reverse Stock Split. Effective at 12:01 a.m., Eastern Time, on September 22, 2026 (the “Effective Time”), each twenty (20) shares of Common Stock issued and outstanding, or held in the treasury of the Corporation, immediately prior to the Effective Time shall automatically be reclassified, combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the respective holders of such shares (the “Reverse Stock Split”).

No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Any fractional share of Common Stock that would otherwise result from the Reverse Stock Split shall be rounded up to the next whole share, and each holder of Common Stock who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive one (1) whole share of Common Stock in lieu of such fractional share. For purposes of determining whether a holder is entitled to a fractional share, all shares of Common Stock held of record by such holder immediately prior to the Effective Time shall be aggregated.

From and after the Effective Time, each certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Common Stock shall, without any action on the part of the holder thereof, represent that number of whole shares of Common Stock into which the shares of Common Stock represented thereby have been reclassified, combined and converted pursuant to the Reverse Stock Split; provided, however, that each holder of record of a certificate that represented shares of Common Stock immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate or book-entry position evidencing and representing the number of whole shares of Common Stock to which such holder is entitled following the Reverse Stock Split.

The Reverse Stock Split shall not affect the total number of shares of capital stock, including the Common Stock and the Preferred Stock, that the Corporation is authorized to issue as set forth in Section 4.1, or the par value per share of the Common Stock or the Preferred Stock.”

FOURTH: This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on September 22, 2026.

FIFTH: This Certificate of Amendment has been duly adopted and declared advisable by the Board of Directors in accordance with the applicable provisions of Section 242 of the DGCL.

SIXTH: This Certificate of Amendment has been duly approved by the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon, at the annual meeting of stockholders of the Corporation duly called and held on September 1, 2026, in accordance with the applicable provisions of Sections 222 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned, and the undersigned has executed this Certificate of Amendment and affirms the foregoing as true under penalty of perjury this 16th day of September, 2026.

VISIONWAVE HOLDINGS, INC.

By:	/s/ Douglas Davis
Name:	Douglas Davis
Title:	Chief Executive Officer

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